Exhibit 99.1
For Release: Monday, Jan. 4, 2016, 5:30 a.m. PST
GM and Lyft to Shape the Future of Mobility

SAN FRANCISCO - General Motors and Lyft today announced a long-term strategic alliance to create an integrated network of on-demand autonomous vehicles in the U.S.

GM will invest $500 million in Lyft to help the company continue the rapid growth of its successful ridesharing service. In addition, GM will hold a seat on the company’s board of directors.

“We see the future of personal mobility as connected, seamless and autonomous,” said GM President Dan Ammann. “With GM and Lyft working together, we believe we can successfully implement this vision more rapidly.”

John Zimmer, president and co-founder of Lyft, said: “Working with GM, Lyft will continue to unlock new transportation experiences that bring positive change to our daily lives. Together we will build a better future by redefining traditional car ownership.”

Key elements of the GM and Lyft alliance include:

•
Autonomous On-Demand Network: The joint development of a network of on-demand autonomous vehicles will leverage GM’s deep knowledge of autonomous technology and Lyft’s capabilities in providing a broad choice of ride-sharing services.

•	Rental Hub: Beginning immediately, GM will become a preferred provider of short-term use vehicles to Lyft drivers through rental hubs in various cities in the U.S.

•
Connectivity: Lyft drivers and customers will have access to GM’s wide portfolio of cars and OnStar services, leveraging two decades of experience in connectivity. This will create a richer ride-sharing experience for both driver and passenger.

•	Joint Mobility Offerings: GM and Lyft will also provide each other’s customers with personalized mobility services and experiences through their respective channels.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.
About Lyft
Lyft was founded in June 2012 by Logan Green and John Zimmer to reconnect people and communities through better transportation. Lyft is the fastest growing rideshare company in the U.S and is available in more than 190 cities. Lyft is preferred by drivers and passengers for its safe and friendly experience, and its commitment to driving positive change for the future of our cities.

###

CONTACTS:

General Motors
Vijay Iyer
313-549-1289
vijay.iyer@gm.com

Lyft
Sheila Bryson
press@lyft.com